Exhibit 99.1

BroadVision, Inc. Commences Next Step to RESTRUCTURE AND Sell
Business through Implementation of Prepackaged REORGANIZATION Plan

Redwood City, CA –  March 30, 2020 – BroadVision, Inc. (“the Company”) today announced that it has taken the next step to implement the "pre-packaged" plan to restructure the business and be acquired by ESW Capital, LLC, under its previously announced Restructuring Support Agreement (the "RSA"). As expected, and as contemplated by the RSA, the Company has voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Court").

The Company’s operations are continuing as normal. Upon emergence, the Company will continue to provide customers with exceptional service and product offering.

The Company has filed a number of customary motions seeking court authorization to continue to support its operations during the expedited Court-supervised process, and employee wages and benefits will continue to be paid in the ordinary course. Under terms of the pre-packaged plan, which is subject to Court approval, all allowed claims will be paid in full, and holders of the Company’s common stock (other than ESW) are expected to receive $4.375 per common share (assuming no more than 5,142,333 shares are outstanding), plus their pro rata share of the Company’s cash on hand as of the effective date of the Plan (including proceeds from the sale of a block of IP addressed owned by the Company) after payment of certain case-related claims and expenses.

Additional information is available at https://dm.epip11.com/BroadVision.

DLP Piper LLP (US) is serving as the Company’s legal counsel.

About BroadVision, Inc.

Driving innovation since 1993, BroadVision (Nasdaq: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.    BroadVision® solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking, both of which are now owned and being developed by Vmoso, Inc. (“VMSO”), a company in which BroadVision owns a 19.9% interest —are available globally in the cloud via the Web and mobile applications. Visit www.BroadVision.com for more details.

Cautionary Note Regarding Forward-Looking Statements

Information in this release that involves expectations or plans regarding the future, including statements regarding the RSA and the Plan, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties, including actions taken and decisions made by the Company’s creditors and other third parties with interests in the Plan, the Company’s ability to obtain Bankruptcy Court approval of the Plan, the Company’s and ESW’s ability to consummate the transactions contemplated by the Plan, and the amount of time required to consummate such transactions.

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